Exhibit 99.1

Changing the way the world experiences light.

FOR IMMEDIATE RELEASE

THE HOME DEPOT LAUNCHES OUR REVOLUTIONARY NEW LINE OF LED BULBS – ASKS AMERICA TO

MAKE “THE SMART PLAY”

Built in the USA by Lighting Science Group, New ECOSMART LED Line Breaks the Consumer Price Barrier

with the Highest Quality LED Bulbs at a Very Low Price

Americans Can Now Stop Changing Bulbs and Start Saving Money by Installing

The Home Depot’s ECOSMART LED Bulbs

Satellite Beach, Florida, September 30, 2010 – The wait is over—starting today Americans can buy a full line of ultra-efficient LED bulbs from The Home Depot that are brighter and longer-lasting at a dramatically lower retail price than similar products on the market. Built in the USA by Lighting Science Group (OTCBB: LSCG) for The Home Depot, the ECOSMART LED line includes bulbs in the common A19, PAR38, PAR30, PAR20, MR16, and G25 types. The ECOSMART LED bulbs have higher lumen or light output than similar LED bulbs, are approximately 80% more efficient than traditional bulbs, are dimmable, and are expected to last nearly 46 years.*

“This is a very smart play for Americans,” said Joe Montana, football legend and member of Lighting Science Group’s Board of Directors. “Head to The Home Depot; pick up some affordable ECOSMART LED bulbs; install them; and sit back and enjoy substantial energy savings for a very long time. These bulbs are truly a game winner.”

“Installing ECOSMART LED bulbs really is the smart play,” said Jorge Fernandez, Merchant-Electrical, The Home Depot. “They are the highest quality, most affordable and long lasting LED light bulbs on the market.”

To ensure performance and reliability, the ECOSMART LED line was tested under the rigorous LM-79 process by an independent laboratory approved by the U.S. Department of Energy’s CALiPER program. The test results show that the ECOSMART LED bulbs outperform competing similar products on the market. Compared to a traditional incandescent bulb, consumers will save an average of $200 in energy cost over the life of the ECOSMART LED bulb.**

“Now is the time to ditch your inefficient incandescent and halogen bulbs, and to start experiencing outstanding light quality coupled with significant energy savings with ECOSMART LED bulbs,” said Zach Gibler, Chief Executive Officer, Lighting Science Group. “Plus, you won’t have to worry about pulling out the step ladder to change these bulbs for a long, long time.”

The ECOSMART LED bulbs contain no mercury, are completely recyclable, are “instant on,” have an estimated payback period of one to two years, and range in retail price from $18.97 for an A19 and MR16 to $44.97 for a PAR38. All of the bulbs are available on The Home Depot’s web site (www.homedepot.com) and in stores nationwide.

“Lighting Science Group is proud to be the LED lighting technology provider for The Home Depot—the world’s largest lighting retailer—and deliver an American solution for our energy and environmental challenges,” added Gibler.

About The Home Depot

The Home Depot is the world’s largest home improvement specialty retailer, with 2,245 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces, Mexico and China. In fiscal 2009, The Home Depot had sales of $66.2 billion and earnings from continuing operations of $2.6 billion. The Company employs more than 300,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

About Lighting Science

Lighting Science Group Corporation (OTCBB: LSCG) designs, develops, manufactures and markets LED lighting solutions that are environmentally friendlier and more energy efficient than traditional lighting products. Lighting Science Group offers retrofit LED lamps in form factors that match the form factor of traditional lamps or bulbs and LED luminaires for a range of applications including public and private infrastructure for both indoor and outdoor applications. Lighting Science Group Design Works business unit designs, develops and manufactures custom LED lighting solutions for architectural and artistic projects. Lighting Science Group is headquartered in Satellite Beach, Florida; Lighting Science Group Design Works business unit is based in Rancho Cordova, California; the Company’s European operations are based in Goes, The Netherlands; and, the Company has a sales office in Sydney, Australia. Lighting Science Group has over 200 workers in its Satellite Beach, Florida manufacturing facility that build lighting products from domestic and imported parts. Lighting Science Group is a Pegasus Capital Advisors portfolio company. More information about Lighting Science Group is available at www.lsgc.com.

Forward Looking Statements Certain statements in this press release may constitute “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to statements regarding the performance of LSG and the performance of LSG’s products using terminology such as “expected,” “should,” “would,” “could,” “intend,” “plan,” “anticipate,” “believe,” and “potential.” Such statements reflect the current view of LSG with respect to future events and are subject to certain risks, uncertainties and assumptions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements. Readers should carefully review the risk factors detailed under “Risk Factors” in our Form 10-K’s, Form 10-Q’s and other Securities and Exchange Commission filings.

*	Traditional light bulbs last approximately 3,000 hours or 2 years of life at 3 hours of operation a day, 365 days a year. Lighting Science EcoSmart bulbs are expected to last 50,000 hours at 3 hours of operation a day, 365 days a year, with the exception being the MR-16, which is expected to last 35,000 hours.
**	Based on a usage of 3 hours/day, 7 days/ week, 365 days/year at an average utility rate of $0.12/KwH.

# # #

Media Contact:

Andy Beck

MWW Group

202-585-2288

abeck@mww.com